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EXHIBIT 12.1

HOUGHTON MIFFLIN COMPANY

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(dollars in millions)

	Pro Forma Quarter Ended March 31, 2003
		Pro Forma Year Ended December 31, 2002	Quarter Ended March 31, 2003		Period From July 7, 2001 to December 31, 2001	Period From January 1, 2001 to July 6, 2001	Years Ended December 31,
				Year Ended December 31, 2002
							2000	1999	1998
Income (loss) from continuing operations before taxes	$(132.3)	$(827.8)	$(180.0)	$(746.1)	$113.3	$(123.1)	$101.7	$84.8	$87.0
Fixed Charges:
Interest Expense and amortization of debt issuance cost and debt discount and premium on all indebtedness	28.5	113.9	28.0	43.0	26.2	18.5	33.0	30.3	34.7
Interest portion of rent expense(a)	2.6	10.0	2.6	10.0	3.2	4.1	6.9	6.3	4.9

Total Fixed Charges	31.1	123.9	30.6	53.0	29.4	22.6	39.9	36.6	39.6

Pre-tax income from continuing operations before fixed charges	(101.2)	(703.9)	(149.4)	(693.1)	142.7	(100.5)	141.6	121.4	126.6

Preferred dividend and associated redemption costs (pre-tax)	—	—	—	14.0	1.5	—	—	—	—

Total fixed charges and preferred dividends and associated redemption costs	$31.1	$123.9	$30.6	$67.0	$30.9	$22.6	$39.9	$36.6	$39.6

Ratio of earnings to combined fixed charges and preferred dividends and associated redemption costs	(b )	(b )	(b )	(b )	4.6	(b )	3.6	3.3	3.2

Ratio coverage deficiency	$132.3	$827.8	$180.0	$760.1		$123.1

(a)
Includes 1/3 of rent expense for each period presented as deemed by management to be the interest component of such rentals.

(b)
Due to the loss from operations for the pro forma quarter ended March 31, 2003, pro forma year ended December 31, 2002, quarter ended March 31, 2003, the year ended December 31, 2002 and the period from January 1, 2001 to July 6, 2001, there were insufficient earnings of $132.3 million, $827.8 million, $180.0 million, $760.1 million, and $123.1 million, respectively, to cover fixed charges.

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HOUGHTON MIFFLIN COMPANY
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS (dollars in millions)